Exhibit 99.2

TransMontaigne Partners L.P. Announces Agreement to Acquire Two West Coast Refined Product and Crude Oil Terminals from Plains All American Pipeline, L.P.

Wednesday, November 8, 2017

TransMontaigne Partners L.P. (NYSE:TLP, the “Partnership”) announced today that one of its wholly owned subsidiaries has entered into an agreement to acquire the Martinez Terminal and Richmond Terminal (collectively, the “West Coast Facilities”) from an affiliate of Plains All American Pipeline, L.P., for a total purchase price of $275 million. The acquisition expands the Partnership’s storage and terminaling footprint into the San Francisco Bay Area refining complex. The acquisition is expected to be financed through the proceeds of a common unit offering and cash available from other sources. The closing of the acquisition is expected to occur on or about January 1, 2018, subject to customary closing conditions.

“We believe that this transaction strengthens our position as one of the leading refined products terminaling and transportation service providers in the country,” said Fred Boutin, Chief Executive Officer of TransMontaigne Partners. “The West Coast Facilities are strategically located within the San Francisco Bay Area refining complex, one of the largest refining complexes in North America. These terminals and their fee-based cash flows are well-aligned with our existing business model, and are backed by agreements with customers that include many of the largest, most-recognizable refining, refining logistics and merchant trading companies in the world. This acquisition, combined with the organic growth we have executed this year, supports and extends our commitment to deliver stable and growing distributions over the long-term.”

The West Coast Facilities include two waterborne refined product and crude oil terminals with a total of 64 storage tanks with approximately 5.4 million barrels of storage capacity. The facilities have extensive connectivity to domestic and international refined product and crude oil markets through significant marine, pipeline, truck and rail capabilities. The facilities are supported by multi-year, fee-based agreements with contract terms of up to 5 years. The purchase price reflects a less than ten times multiple of the Partnership’s estimate of the 2018 EBITDA attributable to the West Coast Facilities based on current customer contracts and historical and anticipated activity levels, revenues and operating costs.  The Partnership cautions that it cannot provide any assurance that the West Coast Facilities will achieve this anticipated level of EBITDA.

Advisors

BofA Merrill Lynch served as TransMontaigne Partners’ exclusive financial advisor on the transaction.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. Light refined products include gasolines, diesel fuels, heating oil and jet fuels;

heavy refined products include residual fuel oils and asphalt. We do not purchase or market products that we handle or transport. News and additional information about TransMontaigne Partners L.P. is available on our website: www.transmontaignepartners.com.

No Offer or Solicitation

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements for federal securities laws.  Although the Partnership believes that the expectations related to the West Coast Facilities reflected in such forward-looking statements are based on reasonable assumptions, actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, (i) the successful integration and performance of the acquired assets, (ii) the ability to obtain required permits and other approvals on a timely basis; (iii) adverse changes in general economic or market conditions, and (iv) competitive factors such as pricing pressures and the entry of new competitors.  Additional important factors that could cause actual results to differ materially from the Partnership’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 14, 2017. The forward-looking statements speak only as of the date made, and, other than as may be required by securities law, the Partnership undertakes no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measure

EBITDA

EBITDA is not a computation based upon generally accepted accounting principles and is not necessarily comparable to similarly titled measures of other companies.  As used above, EBITDA means earnings before interest, taxes, depreciation and amortization.  EBITDA is presented here because it is a widely accepted financial indicator and used to compare performance of the acquired assets.  The Partnership believes that EBITDA provides investors an enhanced perspective of the expected operating performance of the West Coast Facilities. It is not practical to provide a reconciliation of forecasted EBITDA for the year 2018 to the most directly comparable GAAP measure, net earnings, because certain items cannot be reasonably estimated or predicted at this time.  Any of those items could be significant to the West Coast Facilities’ financial results.

Contact:

Frederick W. Boutin, Chief Executive Officer

Robert T. Fuller, Chief Financial Officer

303-626-8200